                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                                   -----------
                                                                    Exhibit 11.1
                                                                    ------------
                    (In thousands, except per share amounts)



                                                                                  Three Months Ended August 31,
                                                                      ------------------------------------------------------

                                                                               1999                          1998
                                                                      ------------------------      ------------------------

Shares Outstanding
------------------
     For computation of basic earnings per
        common share

            Weighted average shares                                                   109,465                       103,840
                                                                      ------------------------      ------------------------

            Total shares for basic earnings
                 per share                                                            109,465                       103,840

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents                                         384                           807


            Additional shares associated with
                conversion of convertible securities                                      ---                         8,217
                                                                      ------------------------      ------------------------

           Total shares for diluted
                  earnings per share                                                  109,849                       112,864
                                                                      ========================      ========================

Net Income
----------
     Net income applicable to common shares for
         basic earnings per share                                                      $7,264                       $31,224
            Add  back interest net of tax on convertible
               securities assumed to be converted                                         ---                           992
                                                                      ------------------------      ------------------------

     Net income applicable to common shares for
         diluted earnings                                                              $7,264                       $32,216
                                                                      ========================      ========================



     Basic Earnings Per Common Share                                                     $.07                          $.30
                                                                                         ====                          ====


     Diluted Earnings Per Common Share                                                   $.07                          $.29
                                                                                         ====                          ====


The accompanying notes to consolidated financial statements are an integral part of these statements.